Exhibit 10.3

FORM OF

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (the “Agreement”) is made as of November 5, 2010 and effective as of the Closing Date (as defined in the Merger Agreement (as defined below)) (the “Effective Date”) by and between Primoris Services Corporation, a Delaware corporation (“Buyer”), and Employee, an individual (“Seller”).

R E C I T A L S

A.            Buyer and Seller are parties to an Agreement and Plan of Merger dated as of November 5, 2010 (the “Merger Agreement”), pursuant to which Buyer is acquiring all of the outstanding shares of Rockford Holdings Corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

B.            Seller beneficially owns a material percentage of the equity interests of the Company and, as a result, Seller will derive substantial financial benefit from the transactions contemplated by the Merger Agreement.

C.            Following the consummation of the transactions contemplated by the Merger Agreement, Buyer will engage in a business that provides, among other services, site development, heavy civil construction, infrastructure construction projects, including highways and bridges, oil and gas pipeline construction, directional drilling, construction of industrial facilities, equipment installation, storage facilities, process piping, engineering, project management, inspection services, structural steel and maintenance services (the “Business”).

D.            It is a condition of Buyer’s obligations to consummate the transactions contemplated by the Merger Agreement that Seller execute and deliver to Buyer a noncompetition agreement incorporating the terms and conditions set forth herein, in order to protect the goodwill of the Business that is being acquired by Buyer under the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Merger Agreement (but not in consideration for any employment relationship or contract and not in the context of any employment relationship or contract), and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Agreement Not To Compete.

(a)           In order to protect the business of Buyer and any of its Affiliates (as defined below), for a period of five (5) years beginning on the Effective Date and ending on the date which is five (5) years thereafter (the “Termination Date”):

(i)            Seller will not, within the United States (the “Territory”), engage in, provide consulting services to, be employed by or have any interest in (whether as a proprietor, partner, director, officer, employee or stockholder) any corporation, general or limited partnership, association, limited liability company, sole proprietorship, trust or other entity or organization, other than Buyer or any of its Affiliates, which is engaged in a business that directly competes with the Business;

(ii)           Seller will not, directly or indirectly, at any time during the term of this Agreement (from the Effective Date through the Termination Date): (A) employ, or permit any company or business directly or indirectly controlled by Seller to employ, any person who is employed by Buyer or any entity controlling, controlled by or under common control with Buyer (an “Affiliate”); (B) interfere with or attempt to disrupt the relationship, contractual or otherwise, between Buyer or any of its Affiliates and any of their employees or consultants; (C) solicit or in any manner seek to induce any employee or consultant of Buyer or any of its Affiliates to terminate his or her employment or engagement with Buyer or any of its Affiliates; or (D) within the Territory, solicit any customers of Buyer or any of its Affiliates unless such solicitation is not related to the Business; and

(iii)          Notwithstanding the foregoing, Seller shall not be precluded from engaging in any activity in Seller’s individual capacity relating or pertaining to services for engineering, project management, inspection or consultation that is performed directly for owners or customers that do not directly or indirectly compete with the Business of the Buyer as described herein.

(b)           Notwithstanding Section 1(a) of this Agreement, Seller shall not be precluded from purchasing or owning stock in a publicly-held corporation if Seller’s holdings are less than two percent (2%) of the outstanding capital stock of such corporation and will not be precluded from owning an interest in Buyer.

2.             Acknowledgments of Seller.  Seller hereby acknowledges and agrees that:

(a)           this Agreement is necessary for the protection of the legitimate business interests of Buyer and its Affiliates, including but not limited to the protection of the goodwill of the Company which Buyer is acquiring;

(b)           the restrictions contained in this Agreement regarding geographical scope, length of term and types of activities restricted are reasonable;

(c)           the execution and delivery of this Agreement is a mandatory condition precedent to the consummation by Buyer of the transactions provided for in the Merger Agreement;

(d)           Seller has no intention of competing with Buyer or any of its Affiliates with respect to the Business within the limitations set forth above;

(e)           as an owner of the Company and through his ownership of the Company, Seller has received, either directly or indirectly, adequate and valuable consideration for entering into this Agreement.

(f)            Buyer’s business is national in nature and Buyer contracts with national clients requiring Buyer to do work throughout the United States;

(g)           Seller acknowledges that the Business of the Company is also national in nature; and

(h)           Seller acknowledges that this Agreement is not entered into in consideration in whole or in part for any employment relationship or employment contract which is effective for the period after the Closing with Buyer or any Affiliate of Buyer including Rockford Corporation.

3.             Extension; Equitable Relief; Fees and Expenses.

(a)           If Seller is determined by a court of competent jurisdiction to have violated the provisions of Section 1 hereinabove, the term described therein will be extended by that number of days which is equal to the aggregate number of days during which, at any time, Seller committed any such violation.

(b)           Seller stipulates and agrees that any breach of this Agreement by Seller will result in immediate and irreparable harm to Buyer and its Affiliates, the amount of which will be extremely difficult to ascertain, and that Buyer could not be reasonably or adequately compensated by damages in an action at law.  For these reasons, Buyer or any of its Affiliates shall have the right to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect Buyer or any of its Affiliates against, or on account of, any breach by Seller of the provisions of Section 1(a) of this Agreement without the proof of any actual damage caused to Buyer or any of its Affiliates.  Such right to equitable relief is in addition to all other legal remedies Buyer or any of its Affiliates may have to protect its rights.

(c)           Each party shall bear its own attorneys’ fees and expenses in any suit or proceeding initiated in connection with this Agreement.

4.             Severability.  The covenants, provisions and paragraphs of this Agreement are severable.  In the event that any portion of this Agreement is held to be illegal or unenforceable, in whole or in part, the same will not affect any other portion of this Agreement, and the remaining covenants, provisions and paragraphs or portions thereof, to the extent enforceable, shall, nevertheless, be binding and enforceable.  In furtherance and not in limitation of the foregoing, if any durational or geographic restriction or restriction on business activities covered under this Agreement shall be found by any court of competent jurisdiction to be overly-broad, and thus illegal or unenforceable, Seller and Buyer intend that such court will enforce this Agreement in any less broad manner the court may find appropriate by construing such overly-broad provisions to cover only that duration, geographic area or business activities which may be enforceable.  The parties expressly agree that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law and/or equity.

5.             Amendments.  No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

6.             Successors In Interest.  This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, estates, heirs and personal representatives of the parties hereto (provided that the restrictions themselves shall not apply to the successors, assigns, estates, heirs and personal representatives of Seller).  Neither party may assign his or its rights or obligations hereunder without the prior written consent of the other party hereto.  Notwithstanding the foregoing, Buyer may assign its rights hereunder to any Affiliate or to any successor in interest to the entire business of Buyer or to substantially all of the assets of Buyer.

7.             Governing Law.  This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the conflicts or choice of law provisions of any jurisdiction.

8.             Consent to Jurisdiction.  Each party hereto hereby irrevocably submits to the exclusive venue in state or federal court in Orange County, California for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each party hereto consents to process being served in any such suit, action or proceeding by mailing a copy thereof via certified mail, return receipt requested, to such party at the address in effect for notices to it under Section 9 and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 8 shall affect or limit any right to serve process in any other manner permitted by law.

9.             Notices.  All notices or other communications given pursuant to this Agreement shall be given in accordance with Section 9.7 of the Merger Agreement and, in the case of the Seller, shall be delivered as follows:

Employee Address and Phone Number

10.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which when taken together shall comprise one instrument.

11.           Headings.  The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

BUYER:	Primoris Services Corporation,
a Delaware corporation

By:

Its:

SELLER:

Employee